EXHIBIT 5.1


                  [FOSTER PEPPER & SHEFELMAN LLP LETTERHEAD]



May 21, 1999


Board of Directors
Lithia Motors, Inc.
360 E. Jackson St.
Medford, Oregon 97501

     Re:  Form S-8 Registration
          615,000   Additional   Shares   under  the  1996   Stock
          Incentive Plan

Gentlemen:

      This firm is counsel to Lithia Motors, Inc., an Oregon corporation (the "Company"), and in that capacity, has assisted in the preparation of certain documents relating to the issuance of up to an aggregate of 1,700,000 shares of the Company's common stock ("Shares") in accordance with the Company's 1996 Stock Incentive Plan (the "Plan"); in particular, the Company's Registration Statement on Form S-8 (the "Registration Statement") registering an additional 615,000 shares pursuant to the Plan.

      In the course of our representation as described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have received from officers of the Company having custody thereof and have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended to date, and minutes of certain meetings of the Company's Board of Directors and shareholders. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have had conversations with, public officials in those jurisdictions in which we have deemed it appropriate.

      We have relied as to matters of fact upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all of the documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

      Based upon and subject to all of the foregoing, we are of the opinion that:

           The Shares have been validly  authorized,  and when
           (i) the Registration Statement has become effective and such state securities laws as may be applicable have been complied with; and (ii) the Shares have been delivered as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid, and non-assessable.

      Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws, or events that may occur after this date or otherwise update this opinion.

      This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

      This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without prior written consent.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Foster Pepper & Shefelman LLP

                                   FOSTER PEPPER & SHEFELMAN, LLP



Portland, Oregon